SUPPLEMENT dated July 31, 2007

(To Prospectus Supplement dated July 30, 2007

To Prospectus dated June 28, 2007)

$1,423,789,000 (Approximate)

Thornburg Mortgage Securities Trust 2007-3

Mortgage-Backed Notes, Series 2007-3

Thornburg Mortgage Home Loans, Inc. Sponsor	Structured Asset Mortgage Investments II Inc. Depositor
Thornburg Mortgage Funding, Inc. Seller	Wells Fargo Bank, N.A. Master Servicer and Securities Administrator
Thornburg Mortgage Securities Trust 2007-3 Issuing Entity

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Notwithstanding the class principal amounts of the Class 1A-1 and Class 1A-2 Notes set forth on page S-1 in the accompanying prospectus supplement, the class principal amounts of such classes are $323,148,000 and $56,850,000, respectively. Such principal amounts are based on the aggregate principal balance of the mortgage loans as of the date hereof, which does not vary by more than 10% from the aggregate principal balance of the mortgage loans as described in the accompanying prospectus supplement.

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All of the other portions of the prospectus supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the prospectus supplement.

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Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days following the date hereof.

Bear, Stearns & Co. Inc.
Credit Suisse
Lehman Brothers
RBS Greenwich Capital